Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:
(1)Registration Statement (Form S-3 No. 333-271596) of Charlotte’s Web Holdings, Inc.,
(2)Registration Statement (Form S-8 No. 333-278138) pertaining to the Charlotte’s Web Holdings, Inc. Amended 2018 Long-Term Incentive Plan, and
(3)Registration Statement (Form S-8 No. 333-272055) pertaining to the Charlotte’s Web Holdings, Inc. Amended 2018 Long-Term Incentive Plan;
of our report dated March 21, 2024, with respect to the consolidated financial statements of Charlotte’s Web Holdings, Inc. as of and for the year ended December 31, 2023, included in this Annual Report (Form 10-K) of Charlotte’s Web Holdings, Inc. for the year ended December 31, 2024.

/s/ Ernst & Young LLP

Denver, Colorado
March 19, 2025